                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   3  )*


                           AVECOR CARDIOVASCULAR INC.
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                                (Name of Issuer)


                                     COMMON
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                         (Title of Class of Securities)


                                    053547105
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                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    053547105                  13G                  Page 2 of 5 Pages
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1   NAME OF REPORTING PERSON
    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The St. Paul Companies, Inc.
    385 Washington Street
    St. Paul, Minnesota 55102          IRS# 41-0518860

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  (    )
                                                  (b)  (    )
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Minnesota Corporation
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                       5  SOLE VOTING POWER
  NUMBER OF
                          None
   SHARES
                       --------------------------------------------------------
BENEFICIALLY           6  SHARED VOTING POWER

  OWNED BY                None

    EACH
                       --------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER
  REPORTING
                          None
   PERSON
                       --------------------------------------------------------
    WITH               8  SHARED DISPOSITIVE POWER

                          None

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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    None
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    None
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12  TYPE OF REPORTING PERSON*
    HC
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Fee enclosed /  / or Amendment No.  3


ITEM 1.   (a)  NAME OF ISSUER:     AVECOR Cardiovascular Inc.

          (b)  Address of Issuer's Principal Offices:
               13010 County Road 6
               Plymouth, MN 55441

ITEM 2.   (a)  NAME OF PERSON FILING:   The St. Paul Companies, Inc.
                                        (see Exhibit A)
          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               385 Washington Street
               St. Paul, MN 55102

          (c)  CITIZENSHIP:      Minnesota corporation

          (d)  TITLE OF CLASS OF SECURITIES: Common

          (e)  CUSIP NUMBER:  053547105

ITEM 3.   This statement is filed pursuant to Rule 13d-1(b).

          (g)  X    Parent Holding Company

ITEM 4.   OWNERSHIP.

          Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          X The reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY PARENT HOLDING COMPANY:

          St. Paul Fire and Marine Insurance Company is an Insurance Company under Reg. 240.13d-1(b)(1)(ii)(C)

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  February 9, 1996




                                  __________________________________________
                                  Bruce A. Backberg
                                  Title:  Vice President & Corporate Secretary

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                  Schedule 13G

                             EXHIBIT A - DISCLAIMER


Information on the attached Schedule 13G is provided solely for the purpose of complying with Section 13(d) and 13(g) of the Securities Exchange Act of 1934 and Regulation promulgated under authority thereof and is not intended as an admission the The St. Paul Companies, Inc. or any of its subsidiaries, is a beneficial owner of the securities described herein for any other purpose.